SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

(Check One):        [X] Form 10-K  [ ] Form 20-F    [ ] Form 11-K
                    [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended:   December 31, 1998

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                  -----------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the
notification relates:
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                 PART I - REGISTRANT INFORMATION
       ---------------------------------------------------------

Full Name of Registrant

PETHEALTH SYSTEMS, INC.
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Former Name if Applicable

TRIANGLE, INC.
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Address of Principal Executive Office (Street and Number)

4255 ROUTE 9, SUITE D
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City, State and Zip Code

FREEHOLD, NEW JERSEY 07728
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               Part II - RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a)     The reasons described in reasonable detail
                in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)     The subject annual report, semi-annual
                report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)     The accountant's statement or other
               exhibit required by rule 12b-25(c) has been attached if applicable.

                          PART III - NARRATIVE
     State below in reasonable detail the reasons why
Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period or portion thereof, could not be filed within the prescribed time period. (Attached
Extra Sheets if needed)

     Control of the Registrant's common shares was recently consummated and the accountant for Registrant was retained in March 1999. Therefore, Registrant could not complete the required financial statements or Management's Discussion and Analysis of such financial statements.

                PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

RICHARD I. ANSLOW       (732)           409-1212
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      (Name)          (Area Code)     (Telephone Number)

2.     Have all other periodic reports required under
       Section 13 or 15(d) of the Securities Exchange Act of 1934
       or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that
       the registrant was required to file such report(s) been
       filed?  If answer is no, identify report(s).           [X] Yes
                                                              [ ] No

3.     Is it anticipated that any significant changes
       in results of operations from the corresponding period for the last fiscal year will be reflected by the
       earnings statements to be included in the subject report
       or portion thereof?                                    [ ] Yes
                                                              [X] No

                            SIGNATURE
Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Giuseppe Coniglione         Dated: March 31, 1999
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        Giuseppe Coniglione
        Chief Executive Officer